Exhibit 35.1

SERVICER COMPLIANCE STATEMENT (ITEM 1123)

RE: First Horizon Mortgage Pass-Through Trust 2006-1

We the undersigned authorized officers, of First Horizon Home Loan Corporation, and its wholly owned subsidiary, First Tennessee Mortgage Services Inc. (collectively, the “Servicer”) pursuant to the applicable servicing agreement, do hereby certify that:

1. A review of the Servicer’s activities during the period from March 1, 2006 and through December 31, 2006 and of the Servicer’s performance under applicable servicing agreement has been made under my supervision.

2. To the best of our knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout such period.

First Horizon Home Loan Corporation

By:	/s/ Kim Yowell
Date: 03/01/07
Name: Kim Yowell Title: SVP, Servicing Manager

First Tennessee Mortgage Services, Inc.

By:	/s/ Terry L. McCoy
Date: 03/01/07
Name: Terry L. McCoy Title: Vice President